Exhibit 10.36

MULTIVIR INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

Adopted and approved February 24, 2015

MultiVir Inc. (the “Company”) believes that the granting of equity and cash compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2015 Equity Incentive Plan (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.

This Policy will become effective as of the effective date of the registration statement in connection with the initial public offering of the Company’s securities (the “Registration Date”).

1.	Retainer Cash Payments

Annual Cash Retainer

Effective as of the Registration Date, each Outside Director will be paid an annual cash retainer of $40,000. There are no per-meeting attendance fees for attending Board or committee meetings.

Chairman Annual Cash Retainer

Effective as of the Registration Date, each Outside Director who serves as chairman of a committee of the Board will be eligible to earn additional annual fees as follows:

Chairman of Audit Committee:	$15,000

Chairman of Compensation Committee:	$10,000

Chairman of Nominating and Corporate Governance Committee:	$5,000

All cash compensation will be paid quarterly in arrears on a prorated basis.

2.	Equity Compensation

Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

a.	Initial Option. Each individual who first becomes an Outside Director following the Registration Date will be granted a Nonstatutory Stock Option (an “Initial Option”) to purchase that number of Shares equal to $90,000 divided by the Fair Market Value per Share on the date of grant, with the result rounded down to the nearest whole Share, on the date of the first Board or Compensation Committee meeting occurring on or after the date on which such individual first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. For purposes of example only, if an individual is granted an Initial Option and the Fair Market Value per Share on the date of grant is $8.50, the Initial Option will be to purchase 10,588 Shares ($90,000 divided by $8.50, rounded down to the nearest whole Share).

b.	No Discretion. No person will have any discretion to select which Outside Directors will be granted an Initial Option under this Policy or to determine the number of Shares to be covered by such Initial Option, as applicable (except as provided in Sections 5 and 7 below).

c.	Terms. The terms and conditions of each Initial Option will be as follows:

i.	The term of each Initial Option will be ten (10) years subject to earlier termination as provided in the equity plan governing the Initial Option.

ii.	Each Initial Option will have an exercise price per Share equal to one hundred percent (100%) of the Fair Market Value per Share on the grant date.

iii.	Subject to Section 14 of the Plan, each Initial Option will be scheduled to vest and become exercisable, as to one-third (1/3rd) of the Shares subject to such Award on each of the first, second and third annual anniversaries of the date of grant of such Award, provided that the Outside Director has remained in continuous service as a Director through such dates.

3.	Travel Expenses

Each Outside Director’s reasonable, customary and documented travel expenses to Board meetings will be reimbursed by the Company.

4.	Additional Provisions

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

5.	Adjustments

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.

6.	Revisions

The Compensation Committee in its discretion may change and otherwise revise the terms of Awards granted under this Policy, including, without limitation, the number of Shares subject thereto, for Awards of the same or different type granted on or after the date the Compensation Committee determines to make any such change or revision.

7.	Amendment and Termination

The Board may at any time amend, alter, suspend or terminate the Policy.

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